American Real Estate Partners, L.P.


                              FOR IMMEDIATE RELEASE
                              ---------------------

Contact:  Information Agent:
          Beacon Hill Partners, Inc.
          (212) 843-8500


                AFFILIATE OF AMERICAN REAL ESTATE PARTNERS, L.P.
                 ACCEPTS UNITS TENDERED PURSUANT TO TENDER OFFER



Mount Kisco,  N.Y., July 28, 1998 - American Real Estate  Partners,  L.P. (NYSE:
ACP) announced today that its affiliate, Olympia Investors, L.P., a Delaware limited partnership, has accepted for payment all units of limited partnership interest ("Units") properly tendered and not validly withdrawn pursuant to its tender offers (the "Offers") for Units in each of Integrated Resources High Equity Partners, Series 85, ("HEP-85"), High Equity Partners L.P. - Series 86 ("HEP-86") and High Equity Partners L.P. - Series 88 ("HEP-88") and has so instructed Harris Trust Company of New York, the depositary for the Offers. The preliminary count of Units validly tendered and not withdrawn is as set forth below:

                                   APPROXIMATE
                                    NUMBER OF                 APPROXIMATE
                                    UNITS TENDERED            PERCENTAGE OF
                                    AND NOT                   OUTSTANDING
PARTNERSHIP                         WITHDRAWN                 UNITS

Integrated Resources High
Equity Partners, Series 85          32,078                    8.02%

High Equity Partners
L.P. - Series 86                    33,710                    5.73%

High Equity Partners
L.P. - Series 88                    15,826                    4.26%


American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with a primary focus on office, retail, industrial, hotel and residential properties.







100 South Bedford Road   Mount Kisco, NY 10549   914-242-7700  914-
242-9282 (Fax)